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                       [ESTERLINE TECHNOLOGIES LETTERHEAD]



[ESTERLINE
LOGO]     ______________________________________________________________________

                                                                       NEWS
          FOR IMMEDIATE RELEASE

          Contact:  Brian D. Keogh
                    206/453-9400


          ESTERLINE TECHNOLOGIES ANNOUNCES

          SUSPENSION OF PUBLIC OFFERING


               BELLEVUE, Wash., October 18--Esterline Technologies (NYSE/ESL) today announced that it would not proceed with its proposed 1,800,000 share offering of its Common Stock at the current time.

               Esterline's CEO Wendell P. Hurlbut said that Esterline has become aware of irregularities in the allocation of certain labor hours at its Armtec Defense Products subsidiary. He said that Armtec late yesterday voluntarily notified the Department of Defense Office of Inspector General of the irregularities and made a request to be admitted to the Defense Department's Voluntary Disclosure Program.
          For the fiscal year ended October 31, 1994, Armtec's sales represented approximately 9% of Esterline's sales.

               Hurlbut said, "...currently we are thoroughly investigating the issue and have not determined what, if any, effect it may have on Esterline's financial condition or results of operations. Under the circumstances, we decided it would not be appropriate to proceed with the offering at this time."

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          PAGE 2--ESTERLINE TECHNOLOGIES ANNOUNCES SUSPENSION OF OFFERING


               Armtec, located in Coachella, Calif., manufactures molded fiber cartridge cases, mortar increments and other combustible ammunition components for the U.S. Armed Forces and licenses such technology to foreign defense contractors and governments. Armtec currently is a principal U.S. producer of combustible ordnance products utilized by the U.S. Army.

               Esterline is a leading manufacturer of automated equipment for the production of printed circuit boards and metal fabrication; instrumentation for quality and process control; and engineered products for the commercial aircraft, aerospace and defense industries.